EXHIBIT 99

At Bally:	Jon Harris - Vice President, Media Development and Communications (773) 864-6850 jharris@ballyfitness.com

EDELMAN
Michele Loguidice
V.P. Financial Communications
(212) 704-8243
michele.loguidice@edelman.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS POSTPONES ANNOUNCEMENT
OF SECOND QUARTER 2004 RESULTS

SECOND QUARTER GROSS COMMITTED MEMBERSHIP FEES GROW 15%
NEW MEMBERSHIP JOINS UP 22%
COMPANY EXPECTS TO REPORT SECOND QUARTER NET LOSS

CHICAGO (BUSINESS WIRE) –August 9, 2004 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced it is postponing the release of its financial results for the second quarter ended June 30, 2004, and the filing of its Form 10-Q quarterly report with the Securities and Exchange Commission, due to an examination of certain accounting issues.

As previously announced, KPMG LLP succeeded Ernst & Young LLP as the Company’s independent auditor on May 18, 2004, and is conducting its initial quarterly review of the Company’s financial statements. The Company also previously announced it is being investigated by the Securities and Exchange Commission Division of Enforcement and is fully cooperating with this investigation.

At this time, the Company expects to restate prior periods to record a liability that has accumulated to approximately $5 million as of June 30, 2004 related to repayment obligations due in 2015 or later on membership contracts sold by a subsidiary before Bally acquired it in the late 1980s. The effect on prior income statements is the addition of non-cash annual interest charges of between $231,000 and $472,000 in each of the years 1996 through 2003. Among other accounting issues being examined, the Company is also considering changing the balance sheet presentation of its installment contract receivables which would also change an equal amount of deferred revenue so as not to report these amounts on the balance sheet. It is possible that this or one or more of the accounting issues being examined by the Company may require further restatement of prior period financial statements.

The Company’s management team is working with its independent auditors under the oversight of its Audit Committee to examine and resolve these accounting issues before filing further financial statements.

Paul Toback, Chairman, President, and CEO of Bally Total Fitness said, “We are working to resolve these matters as quickly as possible and we remain intensely focused on executing our business strategy of growing revenue and lowering costs.”

As of June 30, 2004, the Company had $65.0 million available on its $100 million revolving credit facility ($42.3 million at July 31, 2004). The Company has obtained the consent of its revolving credit lenders allowing until September 30, 2004, subject to certain conditions, to file its Form 10-Q for the second quarter, without the delayed delivery constituting a default under its revolving credit facility. The delayed filing alone does not constitute an event of default under the indentures for its notes without notice and expiration of cure periods. However, no assurance can be given that an event of default will not occur in the future.

Selected Operating Data

The following operating data has not been reviewed by KPMG LLP and therefore is subject to change, which changes may be material individually or in the aggregate.

The Company expects to report a net loss for the second quarter 2004.

The following table shows new membership originations and other key data for the quarter ended June 30, 2004 and 2003 :

	Three months ended		Six months ended
	June 30		June 30
Operating Data
(in thousands except months)	2004	2003	2004	2003

New joining members	288	237	613	481
Average committed monthly fee (in dollars)	$38.23	$38.22	$38.39	$40.00
Average committed duration (in months)	29.1	30.7	29.6	30.6
Gross committed membership fees	$320,576	$278,245	$696,190	$588,034
Same club	$295,974	$270,770	$647,109	$567,483
Members (end of period)	4,050	3,978	4,050	3,978

Gross committed membership fees originated during the three months ended June 30, 2004 increased 15% compared to the prior year quarter, with a 9% increase at same clubs. The number of new members joining increased 22% during the three months ended June 30, 2004 compared to the prior year quarter, with a 16% increase at same clubs. The average committed duration of memberships originated during the three months ended June 30, 2004 decreased 5% compared to the prior year quarter due to the continued growth of pay-as-you-go membership programs. Gross committed monthly membership fees per member originated during the three months ended June 30, 2004 were unchanged from the prior year period. Gross committed membership fees originated in July 2004 were also unchanged from July 2003.

Gross committed membership fees is a measure which includes the total potential future value of all initial membership fee revenue, dues revenue, earned finance charges and membership-related products and services revenue from new membership sales originations in a period. It is measured on a gross basis before consideration of any uncollectible amounts. We track gross committed membership revenue as an indicator of the success of our current sales activities and believe it to be a useful measure to allow investors to understand current trends in membership sales.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Canada, Asia, the Caribbean and Mexico under the Bally Total Fitness®, Crunch FitnessSM , Gorilla SportsSM , Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million estimated annual visits to its fitness centers, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers. For more information, visit http://www.ballyfitness.com.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of Bally’s review and restatement of its previously announced or filed financial results; the audit of the restated financial statements; Bally’s ability to secure necessary consents under its revolving credit facility; Bally’s ability to file financial statements within the applicable grace periods under its indentures; the identification of one or more other issues that require restatement of one or more prior period financial statements; the communication by Bally’s auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission.

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